Exhibit 4.1

DEPOSIT AGREEMENT

among

M&T BANK CORPORATION,

as Issuer

and

COMPUTERSHARE INC. AND COMPUTERSHARE TRUST

COMPANY, N.A.,

jointly as Depositary,

and

THE HOLDERS FROM TIME TO TIME OF

THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

Dated as of August 17, 2021

- i -

- ii -

- iii -

DEPOSIT AGREEMENT

This DEPOSIT AGREEMENT dated as of August 17, 2021, among (i) M&T Bank Corporation, a New York corporation, (ii) Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, jointly as Depositary (as hereinafter defined), and (iii) the holders from time to time of the Receipts described herein.

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of the Company’s Preferred Stock (as hereinafter defined) with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Depositary Shares representing a fractional interest in the Preferred Stock deposited and for the execution and delivery of Receipts evidencing Depositary Shares;

WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement; and

WHEREAS, the terms and conditions of the Preferred Stock are substantially set forth in the Certificate of Amendment attached hereto as Exhibit B;

NOW, THEREFORE, in consideration of the promises contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1.	Definitions.

The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:

“Benefit Plan Investor” has the meaning set forth in Section 3.4.

“Certificate of Amendment” shall mean the certificate that amends the Restated Certificate of Incorporation of the Company, adopted by the Board of Directors of the Company or a duly authorized committee thereof, establishing and setting forth the rights, preferences and privileges of the Preferred Stock, as filed with the Department of State of the State of New York on August 12, 2021 and attached hereto as Exhibit B, and as such certificate may be amended or restated from time to time.

“Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company dated November 16, 2010, as restated or amended from time to time.

“Code” has the meaning set forth in Section 3.4.

“Common Stock” shall mean shares of the common stock of the Company, $0.50 par value per share.

“Company” shall mean M&T Bank Corporation, a New York corporation, and its successors.

“Computershare” means Computershare Inc., a Delaware corporation

“Deposit Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time.

“Depositary” shall mean Computershare and the Trust Company, acting jointly, and any successor as depositary hereunder.

“Depositary Office” shall mean the office of the Depositary at which at any particular time its business in respect of matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at 150 Royall Street, Canton, Massachusetts 02021.

“Depositary Share” shall mean the security representing a 1/10th fractional interest in a share of Preferred Stock deposited with the Depositary hereunder and the same proportionate interest in any and all other property received by the Depositary in respect of such share of Preferred Stock and held under this Deposit Agreement, all as evidenced by the Receipts issued hereunder. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented by such Depositary Share (including the dividend, voting, redemption and liquidation rights contained in the Certificate of Amendment).

“Depositary’s Agent” shall mean an agent appointed by the Depositary as provided, and for the purposes specified, in Section 7.5.

“DTC” means The Depository Trust Company.

“DTC Receipts” has the meaning set forth in Section 2.1.

“ERISA” has the meaning set forth in Section 3.4.

“Preferred Stock, Series I” or “Preferred Stock” shall mean shares of the Company’s Perpetual 3.500% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series I (liquidation preference $10,000 per share), $1.00 par value per share, heretofore validly issued, fully paid and nonassessable.

“Receipt” shall mean a receipt issued hereunder to evidence one or more Depositary Shares, whether in definitive or temporary form, substantially in the form set forth as Exhibit A hereto.

“record date” shall mean the date fixed pursuant to Section 4.4.

“Record holder” or “holder” as applied to a Receipt shall mean the individual, entity or person in whose name a Receipt is registered on the books maintained by the Depositary for such purpose.

“redemption date” has the meaning set forth under Section 2.3.

“redemption price” has the meaning set forth under Section 2.3.

“Registrar” shall mean the Trust Company, or any successor bank or trust company appointed to register ownership and transfers of Receipts and the deposited Preferred Stock, as herein provided.

“Reorganization Event” shall mean:

(1)

any consolidation or merger of the Company with or into another person (other than a merger or consolidation in which the Company is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Company or another corporation);

(2)	any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of the Company; or

(3)

any statutory exchange of securities of the Company with another person (other than in connection with a merger or acquisition) or any binding share exchange which reclassifies or changes its outstanding Common Stock.

“Responsible Officer” shall mean the officer in the Depositary Office having direct responsibility for the administration of the Deposit Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Similar Law” has the meaning set forth in Section 3.4.

“Transfer Agent” shall mean the Trust Company, or any successor bank or trust company appointed to transfer the Receipts and the deposited Preferred Stock, as herein provided.

“Trust Company” means Computershare Trust Company, N.A., a federally chartered trust company.

ARTICLE II

FORM OF RECEIPTS, DEPOSIT OF PREFERRED STOCK, EXECUTION AND DELIVERY,

TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.1.	Form and Transferability of Receipts.

Definitive Receipts shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, in each case with appropriate insertions, modifications and omissions, as hereinafter provided. Pending the preparation of definitive Receipts, the Depositary, upon, and pursuant to, the written order of the Company delivered in compliance with Section 2.2 shall be authorized and instructed to, and shall, execute and deliver temporary Receipts which shall be substantially of the tenor of the definitive Receipts in lieu of which they are issued and in each case with such appropriate insertions, omissions, substitutions and other variations as the Company may determine (but which do not affect the rights or duties of the Depositary), as evidenced by the execution of such Receipts. If temporary Receipts are issued, the Company will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Depositary Office without charge to the holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary is hereby authorized and instructed to, and shall, execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Preferred Stock deposited with the Depositary, as definitive Receipts.

Receipts shall be executed by the Depositary by the manual, electronic or facsimile signature of a duly authorized signatory of the Depositary; provided, that if a Registrar for the Receipts (other than the Depositary) shall have been appointed then such Receipts shall also be countersigned by manual, electronic or facsimile signature of a duly authorized signatory of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt executed as provided above and delivered as hereinafter provided. Receipts bearing the manual, electronic or facsimile signature of a duly authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.

Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary and approved by the Company, or which the Company has determined are required to comply with any applicable law or regulation or with the rules and regulations of any exchange upon which the Depositary Shares may be listed for trading or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject, in each case as directed by the Company.

Title to any Receipt (and to the Depositary Shares evidenced by such Receipt) that is properly endorsed, or accompanied by a properly executed instrument of transfer, or endorsement shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of a Receipt shall be registered on the books of the Depositary as provided in Section 2.4, the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or payments with respect to the Preferred Stock, to exercise any redemption or voting rights or to receive any notice provided for in this Deposit Agreement and for all other purposes.

The Company shall have made a written request on or prior to the date hereof requesting that the Preferred Stock and the associated Depositary Shares be set aside and reserved for issuance. On the date hereof, the Company shall provide the Depositary with an opinion of counsel (which may be an opinion of internal counsel or a letter from external counsel to the Company authorizing reliance on such counsel’s opinions delivered to the underwriters named therein) stating that: (i) all shares of Preferred Stock have been registered under the Securities Act of 1933, as amended; (ii) all shares of Preferred Stock have been validly issued and are fully paid and non-assessable; and (iii) upon due issuance by the Depositary of the Receipts evidencing the Depositary Shares against the deposit of Preferred Stock in accordance with the provisions of this Deposit Agreement and payment therefor, the Receipts will entitle the persons in whose names the Receipts are registered to the rights specified therein and in this Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Notwithstanding the foregoing or any other provision herein to the contrary, the Depositary and the Company will reasonably cooperate with the underwriters for the public offering of the Depositary Shares to make application to DTC for acceptance of all or a portion of the Receipts for its book-entry settlement system. In connection therewith, the Company hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect the acceptance of such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC, unless otherwise required by law, all Depositary Shares to be traded with book-entry settlement through DTC shall be represented by one or more receipts (the “DTC Receipts”), which shall be deposited with DTC (or its custodian) evidencing all such Depositary Shares and registered in the name of the nominee of DTC (initially expected to be Cede & Co.). The Depositary or such other entity as is agreed to by DTC may hold the DTC Receipts as custodian for DTC. Ownership of beneficial interests in the DTC Receipts shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for such DTC Receipts, or (ii) institutions that have accounts with DTC.

If issued, the DTC Receipts shall be exchangeable for definitive Receipts only if (i) DTC notifies the Company and the Depositary at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the Receipts and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing, (ii) DTC notifies the Company and the Depositary at any time that it has ceased to be a clearing agency registered under applicable law and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing or (iii) the Company executes and delivers to DTC a notice to the effect that such DTC Receipts shall be so exchangeable. If the beneficial owners of interests in Depositary Shares are entitled to exchange such interests for definitive Receipts as the result of an event described in clause (i), (ii) or (iii) of the preceding sentence, then upon request of the Company, the Depositary shall provide written instructions to DTC to deliver to the Depositary for cancellation the DTC Receipts, and the Company shall instruct the Depositary in writing to execute and deliver to the beneficial owners of the Depositary Shares previously evidenced by the DTC Receipts definitive Receipts in physical form evidencing such Depositary Shares. The DTC Receipts shall be in such form and shall bear such legend or legends as may be appropriate or required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system. Notwithstanding any other provision herein to the contrary, if the Receipts are at any time eligible for book-entry settlement through DTC, delivery of shares of Preferred Stock and other property in connection with the withdrawal or redemption of Depositary Shares will be made through DTC, and in accordance with its procedures, or through the Depositary’s procedures if not DTC eligible, unless the holder of the relevant Receipt otherwise requests and such request is reasonably acceptable to the Depositary and the Company.

Section 2.2.	Deposit of Preferred Stock; Execution and Delivery of Receipts in Respect Thereof.

Subject to the terms and conditions of this Deposit Agreement, the Company may from time to time deposit shares of Preferred Stock under this Deposit Agreement by delivery to the Depositary, including via direct registration for shares of Preferred Stock in uncertificated form, for such shares of Preferred Stock to be deposited (or in such other manner as may be agreed to by the Company and the Depositary), properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in a form reasonably satisfactory to the Depositary, together with (i) all such certifications as may be reasonably required by the Depositary pursuant to this Deposit Agreement and (ii) if shares of Preferred Stock are in uncertificated form, an instruction letter from the Company authorizing the Depositary to register such shares of the Preferred Stock in uncertificated form by direct registration, each in a form satisfactory to the Depositary, together with an instruction letter of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such instruction letter a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing such deposited shares of Preferred Stock.

The shares of Preferred Stock that are deposited pursuant to this Deposit Agreement shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine. The Depositary shall not lend any shares of Preferred Stock deposited hereunder.

Upon receipt by the Depositary of shares of Preferred Stock to be deposited in accordance with the provisions of this Section 2.2, together with the other documents required as specified above, and upon recordation of the shares of Preferred Stock on the books of the Company (or its duly appointed transfer agent) in the name of the Depositary (or its nominee), the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to or upon the order of the person or persons named in the instruction letter delivered to the Depositary referred to in the first paragraph of this Section 2.2, a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing the shares of Preferred Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the person requesting such delivery.

Section 2.3.	Optional Redemption of Preferred Stock for Cash.

Whenever the Company shall elect to redeem shares of deposited Preferred Stock for cash in accordance with the provisions of the Certificate of Amendment (including on account of a Regulatory Capital Treatment Event, as defined therein), it shall (unless otherwise agreed in writing with the Depositary) give the Depositary not less than 15 nor more than 65 days’ prior written notice of the date fixed for redemption of such Preferred Stock (the “redemption date”) and of the number of such shares of Preferred Stock held by the Depositary to be redeemed and the applicable redemption price (the “redemption price”), as set forth in the Certificate of Amendment. At the written direction and sole expense of the Company, the Depositary shall send notice of the redemption of Preferred Stock and the proposed simultaneous redemption of the Depositary Shares representing the Preferred Stock to be redeemed, not less than 10 and not more than 60 days prior to the redemption date, to the holders of record on the record date fixed for such redemption pursuant to Section 4.4 of the Receipts evidencing the Depositary Shares to be so redeemed, at the addresses of such holders as the same appear on the records of the Depositary; provided however, that if the Depositary Shares are represented by a DTC Receipt as described in Section 2.1 above, notice will be given in accordance with the procedures of DTC; but neither the failure to send any such notice to one or more such holder, nor any defect in any such notice, shall affect the sufficiency of the proceedings for redemption except as to the holder to whom notice was defective or not given.

Unless DTC procedures require otherwise, the Company shall prepare and provide the Depositary with such notice, and each such notice shall state: (i) the redemption date; (ii) the redemption price (including any declared and unpaid dividends); (iii) the number of shares of deposited Preferred Stock and Depositary Shares to be redeemed; (iv) if fewer than all Depositary Shares held by any holder are to be redeemed, the number of such Depositary Shares held by such holder to be so redeemed; (v) the place or places where the Preferred Stock and the Receipts evidencing Depositary Shares to be redeemed are to be surrendered for payment of the redemption price; and (vi) that on the redemption date dividends in respect of the Preferred Stock represented by the Depositary Shares to be redeemed will cease to accrue.

In the event that notice of redemption has been made as described in the immediately preceding paragraphs and the Company shall then have paid in full to the Depositary the redemption price (determined pursuant to the Certificate of Amendment) of the Preferred Stock deposited with the Depositary to be redeemed, the Depositary shall redeem the number of Depositary Shares representing such Preferred Stock so called for redemption by the Company, and on the redemption date (unless the Company shall have failed to pay for the shares of Preferred Stock to be redeemed by it as set forth in the Company’s notice provided for in the preceding paragraph), all dividends in respect of the shares of Preferred Stock called for redemption shall cease to accrue; the Depositary Shares called for redemption shall be deemed no longer to be outstanding, and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the redemption price (including any declared and unpaid dividends)) shall, to the extent of such Depositary Shares, cease and terminate. Upon surrender in accordance with said notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share equal to 1/10th of the redemption price per share paid in respect of the shares of Preferred Stock, plus declared and unpaid dividends thereon to the date fixed for redemption; provided that, in accordance with the provisions of the Certificate of Amendment, any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date fixed pursuant to Section 4.4 for a dividend period shall not be paid to the holder of a Receipt entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of such Receipt on such record date.

If less than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, together with payment of the redemption price for and all other amounts payable in respect of the Depositary Shares called for redemption, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption; provided, however, that such replacement Receipt shall be issued only in denominations of whole Depositary Shares and cash will be payable by the Company in respect of fractional interests.

If less than all of the Preferred Stock is redeemed pursuant to the Company’s exercise of its optional redemption right, the Company will select the Depositary Shares to be redeemed pursuant to this Section 2.3 on a pro rata basis, by lot or in such other manner as the Company may determine to be fair and equitable; provided, however, that with respect to any DTC Receipt the selection of Depositary Shares to be redeemed shall be in accordance with the procedures of DTC.

Section 2.4.	Registration of Transfers of Receipts.

The Company hereby appoints the Trust Company as the Registrar and Transfer Agent for the Receipts and the Depositary hereby accepts such appointment and, as such, shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by a duly authorized attorney, agent or representative properly endorsed or accompanied by a properly executed instrument of transfer and appropriate evidence of authority which shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Transfer Agent, together with evidence of the payment by the applicable party of any transfer taxes as may be required by law. Upon such surrender, the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

Section 2.5.	Combinations and Split-ups of Receipts.

Upon surrender of a Receipt or Receipts at the Depositary Office or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

Section 2.6.	Surrender of Receipts and Withdrawal of Preferred Stock.

Any holder of a Receipt or Receipts may withdraw any number of whole shares of deposited Preferred Stock represented by the Depositary Shares evidenced by such Receipt or Receipts and all money and other property, if any, represented by such Depositary Shares by surrendering such Receipt or Receipts at the Depositary Office or at such other office as the Depositary may designate for such withdrawals; provided, that a holder of a Receipt or Receipts may not withdraw such Preferred Stock (or money and other property, if any, represented thereby) which has previously been called for redemption. If such holder’s Depositary Shares are being held by DTC or its nominee, such holder shall request withdrawal from the book-entry system of the number of Depositary Shares specified in the preceding sentence. Upon such surrender, upon payment of the fee of the Depositary for the surrender of Receipts to the extent provided in Section 5.8 and payment of all taxes and governmental charges in connection with such surrender and withdrawal of Preferred Stock, and subject to the terms and conditions of this Deposit Agreement, without unreasonable delay, the Depositary shall deliver to such holder, or to the person or persons designated by such holder as hereinafter provided, the number of whole shares of such Preferred Stock and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole shares of Preferred Stock will not thereafter be entitled to deposit such Preferred Stock hereunder or to receive Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of deposited Preferred Stock to be withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Preferred Stock and such money and other property, if any, to be withdrawn, deliver to such holder, or (subject to Section 2.4) upon his order, a new Receipt or Receipts evidencing such excess number of Depositary Shares. In no event will fractional shares of Preferred Stock (or any cash payment in lieu thereof) be delivered by the Depositary. Delivery of such Preferred Stock and such money and other property, if any, being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer.

If the deposited Preferred Stock and the money and other property, if any, being withdrawn are to be delivered to a person or persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of Preferred Stock, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such shares of Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank.

The Depositary shall deliver the deposited Preferred Stock and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal at the Depositary Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder. The Company shall cooperate with the Depositary to effectuate the provisions of this Section 2.6.

Section 2.7.	Limitations on Execution and Delivery, Transfer, Split-up, Combination, Surrender and Exchange of Receipts.

As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge and stock transfer or registration fee with respect thereto (including any such tax or charge with respect to the Preferred Stock being deposited or withdrawn) and (ii) the production of evidence satisfactory to it as to the identity and genuineness of any signature which evidence shall include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Depositary, and (iii) compliance with such additional requirements, if any, as the Depositary or the Company may reasonably establish consistent with the provisions of this Deposit Agreement and/or applicable law.

The deposit of Preferred Stock may be refused, the delivery of Receipts against Preferred Stock may be suspended, the transfer of Receipts may be refused, and the transfer, split-up, combination, surrender, exchange or redemption of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Company or the Depositary Office is closed or (ii) if any such action is deemed reasonably necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any other provision of this Deposit Agreement.

Section 2.8.	Lost Receipts, etc.

In case any Receipt shall be mutilated and surrendered to the Depositary or destroyed or lost or stolen, the Depositary shall execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt; provided, that the holder thereof shall have (a) filed with the Depositary (i) a request for such execution and delivery before the Depositary has notice that the Receipt has been acquired by a protected purchaser and (ii) an affidavit and indemnity bond satisfactory to the Depositary, and (b) satisfied any other reasonable requirements imposed by the Depositary, including any charges as the Depositary may reasonably prescribe.

Section 2.9.	Cancellation and Destruction of Surrendered Receipts.

All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized and directed to destroy all Receipts so cancelled.

Section 2.10.	No Pre-Release.

The Depositary shall not deliver any deposited Preferred Stock evidenced by Receipts prior to the receipt and cancellation of such Receipts or other similar method used with respect to Receipts held by DTC. The Depositary shall not issue any Receipts prior to the receipt by the Depositary of the corresponding Preferred Stock evidenced by such Receipts. At no time will any Receipts be outstanding if such Receipts do not represent Preferred Stock deposited with the Depositary.

Section 2.11.	Receipt, Preferred Stock, Cash Delivery.

The Company shall deliver to Computershare from time to time such quantities of cash, Receipts and Preferred Stock as Computershare may request to enable the Depositary to perform its obligations under this Deposit Agreement.

Section 2.12.	Bank Accounts.

All funds received by Computershare under this Deposit Agreement that are to be distributed or applied by Computershare in the performance of services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Deposit Agreement, Computershare may hold or invest the Funds through such accounts in: (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively, (iii) money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, or (iv) demand deposit accounts, short-term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

ARTICLE III

CERTAIN OBLIGATIONS OF

HOLDERS OF RECEIPTS AND THE COMPANY

Section 3.1.	Filing Proofs, Certificates and Other Information.

Any holder of a Receipt may be required from time to time to file with the Depositary such proof of residence, guarantee of signature or other information and to execute such certificates as the Depositary may reasonably deem necessary or proper or the Company may reasonably require by written request to the Depositary. The Depositary or the Company may withhold or delay the delivery of any Receipt, the transfer, redemption or exchange of any Receipt, the withdrawal of the deposited Preferred Stock represented by the Depositary Shares evidenced by any Receipt, the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof, until such proof or other information is filed, or such certificates are executed or such representations and warranties are made.

Section 3.2.	Payment of Fees and Expenses.

Holders of Receipts shall be obligated to make payments to Computershare of certain fees and expenses and taxes or other governmental charges to the extent provided in this Deposit Agreement, or provide evidence satisfactory to the Depositary that such fees and expenses and taxes or other governmental charges have been paid. Until such payment is made, transfer of any Receipt or any withdrawal of the Preferred Stock or money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused, any dividend or other distribution may be withheld, and any part or all of the Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such fees or expenses, the holder of such Receipt remaining liable for any deficiency.

Section 3.3.	Representations and Warranties as to Preferred Stock.

In the case of the initial deposit of the Preferred Stock hereunder, the Company represents and warrants that such Preferred Stock and each certificate therefor are validly issued, fully paid and nonassessable. Such representations and warranties shall survive the deposit of the Preferred Stock and the issuance of Receipts.

Section 3.4.	Representation and Warranty as to Receipts and Depositary Shares.

The Company hereby represents and warrants that the Receipts, when issued, will evidence legal and valid interests in the Depositary Shares and each Depositary Share will represent a legal and valid 1/10th fractional interest in a share of deposited Preferred Stock represented by such Depositary Share. Such representation and warranty shall survive the deposit of the Preferred Stock and the issuance of Receipts evidencing the Depositary Shares.

Each holder of a Receipt or a Depositary Share acknowledges that the holder either (i) is not an “employee benefit plan” as defined in Section 3(3) of the employee retirement income security act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), to which Section 4975 of the Code applies, an entity whose underlying assets are deemed to include “plan assets” under Department of Labor regulation 29 C.F.R. Section 2510.3- 101, as modified by Section 3(42) of ERISA (each of the foregoing, a “Benefit Plan Investor”) or a governmental, non-U.S. or other employee benefit plan which is subject to any U.S. Federal, state or local law, or non-U.S. law, that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”), or (ii) its purchase and holding of the Receipts or the Depositary Shares will not result in (A) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or, (B) in the case it is a governmental, non-U.S. or other employee benefit plan not subject to ERISA (or an entity whose underlying assets include the assets of any such plan), a violation of any Similar Law.

ARTICLE IV

THE DEPOSITED SECURITIES; NOTICES

Section 4.1.	Cash Distributions.

Whenever Computershare shall receive any cash dividend or other cash distribution on the deposited Preferred Stock, including any cash received upon redemption of any shares of Preferred Stock pursuant to Section 2.3, Computershare shall, subject to Sections 3.1 and 3.2, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of such sum as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or Computershare shall be required by law to and shall withhold from any cash dividend or other cash distribution in respect of the Preferred Stock represented by the Receipts held by any holder an amount on account of taxes or as otherwise required by law, regulation or court process, the amount made available for distribution or distributed in respect of Depositary Shares represented by such Receipts subject to such withholding shall be reduced accordingly. Computershare, however, shall distribute or make available for distribution, as the case may be, only such amount as can be distributed without attributing to any holder of Receipts a fraction of one cent. Any such fractional amounts shall be rounded down to the nearest whole cent and so distributed to registered holders entitled thereto and any balance not so distributable shall be held by Computershare (without liability for interest thereon) and shall be added to and be treated as part of the next succeeding distribution to record holders of such Receipts. Each holder of a Receipt shall provide Computershare with a properly completed Form W-8 (i.e., Form W-8BEN, Form W-8EXP, Form W-8IMY, Form W8ECI or another applicable Form W-8) or Form W-9 (which form shall set forth such holder’s certified taxpayer identification number if requested on such form), as may be applicable. Each holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence the Internal Revenue Code of 1986, as amended, may require withholding by Computershare of a portion of any of the distribution to be made hereunder.

Section 4.2.	Distributions Other Than Cash.

Whenever the Depositary shall receive any distribution other than cash on the deposited Preferred Stock, the Depositary shall, subject to Sections 3.1 and 3.2, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of the securities or property received by it as the Company shall reasonably direct. If in the opinion of the Company, in consultation with the Depositary, such distribution cannot be made proportionately among such record holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes) the Company deems, after consultation with the Depositary, such distribution not to be feasible, the Company may adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) by the Company of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall be, subject to Sections 3.1 and 3.2, distributed or made available for distribution, as the case may be, by the Depositary to record holders of Receipts as provided by Section 4.1 in the case of a distribution received in cash.

Section 4.3.	Subscription Rights, Preferences or Privileges.

If the Company shall at any time offer or cause to be offered to the persons in whose names deposited Preferred Stock is registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct (including by the issue to such record holders of warrants representing such rights, preferences or privileges); provided, however, that (a) if at the time of issue or offer of any such rights, preferences or privileges the Company determines upon advice of its legal counsel that it is not lawful or feasible to make such rights, preferences or privileges available to the holders of Receipts (by the issue of warrants or otherwise) or (b) if and to the extent instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, if so directed by the Company and provided with an opinion of counsel to the effect that if the Depositary undertakes such actions it will not be deemed an “issuer” under the Securities Act or an “investment company” under the Investment Company Act of 1940, as amended, and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.1 and 3.2, be distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.1 in the case of a distribution received in cash. If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees that it will promptly notify the Depositary of such requirement. The Depositary shall not make any distribution of such rights, preferences or privileges, unless the Company shall have provided to the Depositary an opinion of counsel stating that such rights, preferences or privileges have been registered under the Securities Act or do not need to be registered.

If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees that it will promptly notify the Depositary of such requirement and to use its commercially reasonable efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

The Depositary will not be deemed to have any knowledge of any item for which it is supposed to receive notification under any Section of this Deposit Agreement unless and until a Responsible Officer of the Depositary has actually received such notification.

Section 4.4.	Notice of Dividends; Fixing of Record Date for Holders of Receipts.

Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the deposited Preferred Stock, or whenever the Depositary shall receive notice of (i) any meeting at which holders of such Preferred Stock are entitled to vote or of which holders of such Preferred Stock are entitled to notice or (ii) any election on the part of the Company to redeem any shares of such Preferred Stock, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Preferred Stock as notified in writing to the Depositary) for the determination of the holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or whose Depositary Shares are to be so redeemed.

Within one Business Day of the reset dividend determination date for each reset period during the Dividend Reset Period (as each such term is defined in the Certificate of Amendment), the Company shall provide written notice to the Depositary and the holders of Receipts of the dividend rate applicable to such reset period. At least five Business Days prior to the date on which a cash dividend or other cash distribution is to be made to holders, the Company shall notify the Depositary of the amount of such Dividend to be paid on such date.

Section 4.5.	Voting Rights.

Upon receipt of notice from the Company of any meeting at which the holders of deposited Preferred Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail (or, if applicable, for a DTC Receipt, provide to DTC in accordance with DTC’s procedures) to the record holders of Receipts a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date fixed pursuant to Section 4.4 will be entitled, subject to any applicable provision of law, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by their respective Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such record date, the Depositary shall insofar as practicable vote or cause to be voted the amount of Preferred Stock represented by the Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. To the extent any such instructions request the voting of a fractional interest of a share of deposited Preferred Stock, the Depositary shall aggregate such interest with all other fractional interests resulting from requests with the same voting instructions and shall vote the number of whole votes, rounded down, resulting from such aggregation in accordance with the instructions received in such requests. Each share of Preferred Stock is entitled to one vote and, accordingly, each Depositary Share is entitled to 1/10th of a vote (except as otherwise provided in the Certificate of Amendment). The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Preferred Stock or cause such Preferred Stock to be voted. In the absence of specific instructions from the holder of a Receipt, the Depositary will not vote Depositary Shares held by it. In the absence of authorization from the holder of a Receipt, the Depositary will abstain from voting (but shall appear at any meeting with respect to the Preferred Stock unless directed to the contrary by the record holders of all the related Receipts) to the extent of the shares of Preferred Stock (or portion thereof) represented by the applicable Depositary Shares evidenced by such Receipt.

Section 4.6.	Changes Affecting Preferred Stock and Reorganization Events.

Upon any change in liquidation preference, par or stated value, split-up, combination or any other reclassification of the Preferred Stock, any Reorganization Event or any exchange of the Preferred Stock for cash, securities or other property, the Depositary shall, upon the written instructions of the Company setting forth any of the following adjustments, (i) reflect such adjustments in the Depositary’s books and records in (a) the fraction of an interest represented by one Depositary Share in one share of Preferred Stock and (b) the ratio of the redemption price per Depositary Share to the redemption price of a share of Preferred Stock, as may be required by or as is consistent with the provisions of the Certificate of Amendment to fully reflect the effects of such change in liquidation preference, par or stated value, split-up, combination or other reclassification of Preferred Stock, of such Reorganization Event or of such exchange and (ii) treat any shares of stock or other securities or property (including cash) that shall be received by the Depositary in exchange for or in respect of the Preferred Stock as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thenceforth represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or in respect of such Preferred Stock. In any such case the Depositary may, upon the receipt of written request of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property. Anything to the contrary herein notwithstanding, holders of Receipts shall have the right from and after the effective date of any such change in liquidation preference, par or stated value, split-up, combination or other reclassification of the Preferred Stock or any such recapitalization, reorganization, merger, amalgamation or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash into which the Preferred Stock represented by such Receipts might have been converted or for which such Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.

Section 4.7.	Inspection of Reports.

The Depositary shall furnish to the holders of Receipts any reports and communications received from the Company that are both received by the Depositary as the holder of deposited Preferred Stock and made generally available to the holders of the Preferred Stock. In addition, the Depositary shall transmit, upon written request of, and at the sole cost and expense of, the Company, certain notices and reports to the holders of Receipts as provided in Section 7.4.

Section 4.8.	Lists of Receipt Holders.

Upon request from time to time by the Company, the Registrar shall furnish to the Company a list, as of a recent practicable date specified by the Company, of the names, addresses and holdings of Depositary Shares of all persons in whose names Receipts are registered on the books of the Registrar.

ARTICLE V

THE DEPOSITARY AND THE COMPANY

Section 5.1.	Appointment of the Depositary.

The Company hereby appoints Computershare and the Trust Company to act jointly as Depositary in accordance with the express terms and conditions hereof, and Computershare and the Trust Company accept this appointment.

Section 5.2.	Maintenance of Offices, Agencies and Transfer Books by the Depositary and the Registrar.

The Depositary shall maintain at the Depositary Office facilities for the execution and delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Preferred Stock and at the offices of the Depositary’s Agents, if any, facilities for the delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and deposit and withdrawal of Preferred Stock, all in accordance with the provisions of this Deposit Agreement.

The Registrar shall keep books at the Depositary Office for the registration and transfer of Receipts, which books at reasonable times during regular business hours, shall be open for inspection by the record holders of Receipts as provided by applicable law ; provided that any such Holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such Person’s interest as an owner of Depositary Shares evidenced by the Receipts. The Registrar may close such books, and the Company may cause the Registrar to close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

Section 5.3.	Prevention or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Company.

None of the Depositary, any Depositary’s Agent, any Registrar, any Transfer Agent, or the Company, nor any of their officers, directors, employees or agents, shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar or Transfer Agent, by reason of any provision, present or future, of the Certificate of Incorporation or, in the case of the Company, the

Depositary, the Depositary’s Agent, the Transfer Agent or the Registrar, by reason of any act of God or war, epidemic or pandemic, or other circumstance beyond the control of the relevant party, the Depositary, any Depositary’s Agent, the Transfer Agent, the Registrar or the Company shall be prevented or forbidden, or subjected to any penalty on account of, from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, the Transfer Agent, any Registrar or the Company incur any liability to any holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement.

Section 5.4.	Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Company.

Neither the Depositary nor any Depositary’s Agent nor any Transfer Agent or Registrar nor the Company, nor any of their officers, directors, employees or agents, assumes any obligation or shall be subject to any liability under this Deposit Agreement to holders of Receipts or any other person, other than for its gross negligence, willful misconduct or bad faith in the performance of its duties as specifically set forth under this Deposit Agreement (each as determined by a final non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Deposit Agreement to the contrary, excluding the Depositary’s fraud, recklessness, willful misconduct or bad faith (each as determined by a final non-appealable judgment of a court of competent jurisdiction), the Depositary’s, any Depositary’s Agent, Registrar’s or Transfer Agent’s aggregate liability under this Deposit Agreement with respect to, arising from or arising in connection with this Deposit Agreement, or from all services provided or omitted to be provided under this Deposit Agreement, whether in contract, tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Depositary as fees and charges, but not including reimbursable expenses.

Notwithstanding anything to the contrary contained herein, neither the Depositary, nor any Depositary’s Agent nor any Transfer Agent or Registrar nor the Company shall be liable for any special, indirect, incidental, consequential, punitive or exemplary damages, including but not limited to, lost profits, even if such person or entity alleged to be liable has knowledge of the possibility of such damages and regardless of the form of action.

None of the Depositary, any Depositary’s Agent, any Registrar or Transfer Agent or the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the deposited Preferred Stock, Depositary Shares or Receipts that in its opinion may involve it in loss, expense or liability, unless indemnity satisfactory to it against all loss, expense and liability be furnished as often as may be required.

None of the Depositary, any Depositary’s Agent, any Registrar or Transfer Agent or the Company shall be liable for any action or any failure to act by it in reliance upon the advice of legal counsel or accountants, or information provided by any person presenting Preferred Stock for deposit or any holder of a Receipt. The Depositary, any Depositary’s Agent, any Registrar or Transfer Agent and the Company may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company, and shall incur no liability and shall be entitled to the full indemnification set forth in Section 5.7 in connection with any action so taken.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the deposited Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action does not result from bad faith, gross negligence or willful misconduct of the Depositary (which bad faith, gross negligence or willful misconduct must be determined by a final non-appealable order, judgment, decision or ruling of a court of competent jurisdiction). The Depositary undertakes, and any Registrar or Transfer Agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or any Registrar or Transfer Agent. Permissive rights of the Depositary shall not be construed as duties.

The Depositary, its parent, affiliate, or subsidiaries, any Depositary’s Agent, and any Registrar or Transfer Agent may own, buy, sell or deal in any class of securities of the Company and its affiliates and in Receipts or Depositary Shares or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary or the Depositary’s Agent hereunder. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates. The Depositary may be or become an affiliate of the Company.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Deposit Agreement or of the Receipts, the Depositary Shares or the Preferred Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Company and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

It is intended that neither the Depositary nor any Depositary’s Agent shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any Depositary’s Agent are acting only in a ministerial capacity as Depositary for the deposited Preferred Stock; provided, however, that the Depositary agrees to comply with all tax information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary.

Neither the Depositary (or its officers, directors, employees, agents or affiliates, other than the Company) nor any Depositary’s Agent makes any representation or has any responsibility as to the validity of the deposited Preferred Stock or any instruments referred to therein, or as to the correctness of any statement made therein or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement.

In the event the Depositary, the Depositary’s Agent or any Registrar or Transfer Agent believes any ambiguity or uncertainty exists in any notice, instruction, direction, request or other communication, paper or document received by it pursuant to this Deposit Agreement, the Depositary, the Depositary’s Agent, Transfer Agent or Registrar may, in its sole discretion, upon written notice to the Company with a description of such alleged ambiguity or uncertainty, refrain from taking any action, and the Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall be fully protected and shall incur no liability to any person from refraining from taking such action, absent bad faith, gross negligence or willful misconduct, unless and until (i) the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction or (ii) the Depositary, the Depositary’s Agent, Transfer Agent or Registrar receives written instructions with respect to such matter signed by the Company that eliminates such ambiguity or uncertainty to the satisfaction of the Depositary, the Depositary’s Agent, Transfer Agent or Registrar.

Whenever in the performance of its duties under this Deposit Agreement, the Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided and established by a certificate signed by any one of the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or Assistant Secretary of the Company and delivered to the Depositary, the Depositary’s Agent, Transfer Agent or Registrar; and such certificate shall be full and complete authorization and protection to the Depositary, the Depositary’s Agent, Transfer Agent or Registrar and the Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall incur no liability for or in respect of any action taken, suffered or omitted by it under the provisions of this Deposit Agreement in reliance upon such certificate. The Depositary, the Depositary’s Agent, Transfer Agent or Registrar shall not be liable for or by reason of any of the statements of fact or recitals contained in this Deposit Agreement or in the Receipts (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

The Depositary, the Depositary’s Agent, Transfer Agent or Registrar will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Receipts, Preferred Stock or Depositary Shares.

Notwithstanding anything herein to the contrary, no amendment to the Certificate of Amendment shall affect the rights, duties, obligations or immunities of the Depositary, Transfer Agent, the Depositary’s Agent or Registrar hereunder.

The Depositary, Transfer Agent and any Registrar hereunder:

(i)    shall have no duties or obligations other than those specifically set forth herein (and no implied duties, including fiduciary duties, or obligations), or as may subsequently be agreed to in writing by the parties;

(ii)    shall have no obligation to make any payment hereunder unless the Company shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto, and shall have no obligation to spend or risk its own funds;

(iii)    shall not be obligated to take any legal or other action hereunder; if, however, the Depositary determines to take any legal or other action hereunder, and, where the taking of such action might in the Depositary’s judgment subject or expose it to any expense or liability, the Depositary shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(iv)    may rely on and shall be authorized and protected in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to the Depositary and believed by the Depositary to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;

(v)    may rely on and shall be authorized and protected in acting or omitting to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to its actions as depositary, Transfer Agent or Registrar covered by this Deposit Agreement (or supplementing or qualifying any such actions) of officers of the Company;

(vi)    may consult counsel satisfactory to it, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Depositary hereunder in accordance with the advice of such counsel;

(vii)    shall not be called upon at any time to advise any person with respect to the Depositary Shares or Receipts;

(viii)    shall not be liable or responsible for any recital or statement contained in any documents relating hereto or the Depositary Shares or Receipts;

(ix)    shall not be liable in any respect on account of the identity, authority or rights of the parties (other than with respect to the Depositary) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Deposit Agreement;

(x)     shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless the Depositary or such Responsible Officer was grossly negligent in ascertaining the pertinent facts;

(xi)    shall not be liable if any Receipt or a Depositary Share is held by or transferred to a Benefit Plan Investor; and

(xii)    shall not be liable in any respect for the acts or omissions of its agents, including DTC or of the Company.

The terms of this Section 5.4 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement. The Transfer Agent and Registrar and each other agent appointed hereunder shall be entitled to the same rights, protections, indemnities and immunities as the Depositary is entitled to pursuant to this Deposit Agreement.

Section 5.5.	Liability for Making Distributions.

The Depositary shall not be liable for any delay in making any distributions as a result of such property to be distributed not being eligible to be distributed through the facilities of DTC, and the Depositary shall have no duty to cause such property to become eligible for distribution through the facilities of DTC.

To the extent any provision of this Deposit Agreement is inconsistent with or cannot be performed by the Depositary as a result of, any procedures, rules or regulations of DTC, such procedure, rule or regulation of DTC shall control and the Depositary shall not be liable to any holder of Receipts or any other person hereunder for the Depositary’s good faith efforts to follow such procedure, rule or regulation of DTC.

Section 5.6.	Resignation and Removal of the Depositary; Appointment of Successor Depositary.

The Depositary may at any time resign as Depositary hereunder by notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Company, upon the delivery of 15 days’ prior written notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary, which shall be an entity having its principal office in the United States of America and having a combined capital and surplus, along with its affiliates, of at least $50,000,000. If a successor depositary shall not have been appointed and have accepted appointment in 60 days, the resigning Depositary may petition a court of competent jurisdiction to appoint a successor depositary. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all rights, title and interest in the deposited Preferred Stock and any moneys or property held hereunder to such successor and shall deliver to such successor a list of the record holders of all outstanding Receipts and such other records, books, and other information in its possession relating thereto. Any successor Depositary shall promptly mail (or, if applicable, for a DTC Receipt, provide to DTC in accordance with DTC’s procedures) notice of its appointment to the record holders of Receipts.

Any corporation or other entity into or with which the Depositary may be merged, consolidated or converted, or any corporation or other entity to which all or a substantial part of the corporate trust business of the Depositary may be transferred, shall be the successor of such Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor depositary may execute the Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

The provisions of this Section 5.6 as they apply to the Depositary apply to the Registrar and Transfer Agent, as if specifically enumerated herein.

Section 5.7.	Corporate Notices and Reports.

The Company agrees that it will deliver to the Depositary, and the Depositary will, after receipt thereof, transmit to the Record Holders of Receipts, in each case at the addresses recorded in the Depositary’s books, copies of all notices and reports required by law, by the rules of any national securities exchange upon which the Preferred Stock, the Depositary Shares or the Receipts are listed or by the Certificate of Incorporation, to be furnished to the Record Holders of Receipts. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request.

Section 5.8.	Indemnification by the Company.

The Company shall indemnify the Depositary, any Depositary’s Agent and any Transfer Agent or Registrar, and their officers, directors, employees and agents against, and hold each of them harmless from, any loss, liability, damage, cost or expense (including the reasonable costs and expenses of defending itself) which may arise out of (i) acts performed, suffered or omitted to be taken in connection with this Deposit Agreement and the Receipts, (a) by the Depositary, any Transfer Agent or Registrar or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any liability arising out of gross negligence, willful misconduct or bad faith (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on the respective parts of any such person or persons, or (b) by the Company or any of its agents, or (ii) the offer, sale or registration of the Receipts or shares of Preferred Stock pursuant to the provisions hereof. The obligations of the Company and the rights of the Depositary set forth in this Section 5.8 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement. Except as provided in Section 3.2, in no event shall the Depositary have any right of setoff or counterclaim against the Depositary Shares or the Preferred Stock.

Section 5.9.	Fees, Charges and Expenses.

The Company agrees promptly to pay the Depositary the compensation to be agreed upon with the Company for all services rendered by the Depositary hereunder and to reimburse the Depositary for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Depositary without gross negligence, willful misconduct, bad faith or fraud on its part (or on the part of any agent or Depositary’s Agent) in connection with the services rendered by it (or such agent or Depositary’s Agent or Transfer Agent or Registar) hereunder. The Company shall pay all charges of the Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares, all withdrawals of shares of Preferred Stock by owners of Depositary Shares, and any redemption or exchange of the Preferred Stock at the option of the Company. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. All other transfer and other taxes and governmental charges and fees for the withdrawal of Preferred Stock upon surrender of Receipts shall be at the expense of holders of Depositary Shares. If, at the request of a holder of Receipts, the Depositary incurs charges or expenses for which the Company is not otherwise liable hereunder, such holder will be liable for such charges and expenses. All other fees, charges and expenses of the Depositary and any Depositary’s Agent hereunder and of any Registrar and Transfer Agent (including, in each case, fees and expenses of counsel) incident to the performance of their respective obligations hereunder will be paid upon consultation and agreement between the Depositary and the Company. The Depositary shall present its statement for charges and expenses to the Company in such intervals as the Company and the Depositary may agree. The obligations set forth in this Section 5.9 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or the termination of this Deposit Agreement.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.1.	Amendment.

The form of the Receipts and any provision of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of holders of Receipts in any respect that the Company and the Depositary may deem necessary or desirable; provided, however, that no such amendment (other than any change in the fees of any Depositary, Depositary’s Agent, Registrar or Transfer Agent that are payable by the Company) which (i) shall materially and adversely alter the rights of the holders of Receipts or (ii) would be materially and adversely inconsistent with the rights granted to the holders of the Preferred Stock pursuant to the Certificate of Incorporation shall be effective unless such amendment shall have been approved by the holders of Receipts evidencing at least a majority of the Depositary Shares then outstanding. In no event shall any amendment impair the right, subject to the provisions of Section 2.6 and Section 2.7 and Article III, of any holder of any Receipts evidencing such Depositary Shares to surrender any Receipt with instructions to the Depositary to deliver to the holder the deposited Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby. As a condition precedent to the Depositary’s execution of any amendment, the Company shall deliver to the Depositary a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 6.1.

Section 6.2.	Termination.

This Deposit Agreement may be terminated by the Company or the Depositary if (i) all outstanding Depositary Shares have been redeemed pursuant to Section 2.3, (ii) there shall have been made a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Shares pursuant to Section 4.1 or Section 4.2, as applicable, or (iii) upon the consent of holders of Depositary Receipts representing not less than two-thirds of the Depositary Shares outstanding.

Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Transfer Agent or Registrar under Sections 5.8 and 5.9.

ARTICLE VII

MISCELLANEOUS

Section 7.1.	Counterparts.

This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Deposit Agreement.

Section 7.2.	Exclusive Benefit of Parties.

This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

Section 7.3.	Invalidity of Provisions.

In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4.	Notices.

Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or next-day courier service, or facsimile transmission confirmed by letter or next-day courier service, addressed to the Company at:

M&T Bank Corporation

One M&T Plaza, 8th Floor

Buffalo, NY 14203

Attention: Shareholder Relations

Facsimile No.: 716-842-5376

or at any other addresses of which the Company shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary, Transfer Agent or Registrar hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or next-day courier service, addressed to the Depositary at the Depositary Office at:

Computershare Inc.

150 Royall Street

Canton, Massachusetts 02021

Attention: Client Services

with a copy to:

Computershare Inc.

150 Royall Street

Canton, Massachusetts 02021

Attention: General Counsel

or at any other address of which the Depositary shall have notified the Company in writing.

Any notices given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if transmitted through the facilities of DTC in accordance with DTC’s procedures or personally delivered or sent by mail, recognized next-day courier service or facsimile confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary; provided that any record holder may direct the Depositary to deliver notices to such record holder at an alternate address or in a specific manner that is reasonably requested by such record holder in a written request timely filed with the Depositary and that is reasonably acceptable to the Depositary.

Delivery of a notice sent by mail or by facsimile transmission (if a facsimile number is provided as a form of notice) shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile message) is deposited, postage prepaid, in a post office letter box, or in the case of a next-day courier service, when deposited with such courier, courier fees prepaid. The Depositary or the Company may, however, act upon any facsimile message received by it from the other or from any holder of a Receipt, notwithstanding that such facsimile message shall not subsequently be confirmed by letter as aforesaid.

Section 7.5.	Depositary’s Agents.

The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will promptly notify the Company of any such action.

Section 7.6.	Appointment of Registrar, Dividend Disbursing Agent and Redemption Agent in Respect of the Preferred Stock.

The Company hereby appoints the Trust Company as Registrar and Transfer Agent and Computershare as dividend disbursing agent and redemption agent in respect of the shares of the Preferred Stock deposited with the Depositary hereunder, and the Trust Company and Computershare hereby accept such respective appointments, subject to the express terms and conditions of this Deposit Agreement (and no implied terms or conditions) and, as such, will reflect changes in the number of shares of deposited Preferred Stock held by it by notation, book-entry or other appropriate method. The Trust Company may arrange for Computershare to act on behalf of the Trust Company in providing certain of its services covered by this Deposit Agreement. With respect to the appointment of the Trust Company as Registrar and Transfer Agent and Computershare as dividend disbursing agent and redemption agent in respect of the shares of the Preferred Stock, the Trust Company and Computershare, in their respective capacities under such appointments, shall be entitled to the same rights, indemnities, immunities and benefits as the Depositary hereunder as if explicitly named in each such provision, and shall provide as provided in the Transfer Agency Agreement, in the performance of its duties in such respective capacities.

Section 7.7.	Holders of Receipts Are Parties.

The holders of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.

Section 7.8.	Governing Law.

This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.9.	Inspection of Deposit Agreement and Certificate of Amendment.

Copies of this Deposit Agreement and the Certificate of Amendment shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours, upon reasonable notice, at the Depositary Office by any holder of any Receipt.

Section 7.10.	Headings.

The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

Section 7.11.	Force Majeure.

Notwithstanding anything to the contrary contained herein, neither the Depositary, nor the Registrar or Transfer Agent or any Depositary’s Agents will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 7.12.	Further Assurances.

Each of the Company and the Depositary, respectively, agrees that it will perform, acknowledge, and deliver or cause to be performed, acknowledged or delivered, all such further and other acts, documents, instruments and assurances as the Depositary or the Company, respectively, may reasonably require in connection with the performance of this Deposit Agreement.

Section 7.13.	Confidentiality.

The Depositary and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information and the fees for services, which are exchanged or received pursuant to the negotiation or the carrying out of this Deposit Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other Person, except as may be required by law or legal process. However, each party may disclose relevant aspects of the other party’s confidential information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Deposit Agreement and such disclosure is not prohibited by applicable law. To avoid doubt, the parties hereto shall not be required to keep the terms of this Deposit Agreement confidential.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Computershare and the Trust Company have duly executed this Deposit Agreement as of the day and year first above set forth, and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

M&T BANK CORPORATION

By:	/s/ Ayan DasGupta
Name: Ayan DasGupta
Title: Senior Vice President

[Signature Page to Deposit Agreement]

COMPUTERSHARE INC.

By:	/s/ Tyler Haynes
Name: Tyler Haynes
Title: Vice President

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Tyler Haynes
Name: Tyler Haynes
Title: Vice President

[Signature Page to Deposit Agreement]

EXHIBIT A

FORM OF FACE OF RECEIPT

UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE DEPOSITARY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE DEPOSIT AGREEMENT REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

EACH HOLDER OF A RECEIPT OR A DEPOSITARY SHARE ACKNOWLEDGES THAT THE HOLDER EITHER (I) IS NOT AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, A “PLAN” WITHIN THE MEANING OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), TO WHICH SECTION 4975 OF THE CODE APPLIES, AN ENTITY WHOSE UNDERLYING ASSETS ARE DEEMED TO INCLUDE “PLAN ASSETS” UNDER DEPARTMENT OF LABOR REGULATION 29 C.F.R. SECTION 2510.3- 101, AS MODIFIED BY SECTION 3(42) OF ERISA (EACH OF THE FOREGOING, A “BENEFIT PLAN INVESTOR”) OR A GOVERNMENTAL, NON-U.S. OR OTHER EMPLOYEE BENEFIT PLAN WHICH IS SUBJECT TO ANY U.S. FEDERAL, STATE OR LOCAL LAW, OR NON-U.S. LAW, THAT IS SUBSTANTIALLY SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”), OR (II) ITS PURCHASE AND HOLDING OF THE RECEIPTS OR THE DEPOSITARY SHARES WILL NOT RESULT IN (A) A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406

OF ERISA OR SECTION 4975 OF THE CODE, OR, (B) IN THE CASE IT IS A GOVERNMENTAL, NON-U.S. OR OTHER EMPLOYEE BENEFIT PLAN NOT SUBJECT TO ERISA (OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE THE ASSETS OF ANY SUCH PLAN), A VIOLATION OF ANY SIMILAR LAW.

Certificate Number	Number of Depositary Shares
CUSIP NO.:

RECEIPT FOR DEPOSITARY SHARES,

Each Representing 1/10th Interest in a Share of

Perpetual 3.500% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series I

(par value $ 1.00 per share)

(liquidation preference $10,000 per share)

of

M&T BANK CORPORATION

                    , as Depositary (the “Depositary”), hereby certify that                                           is the registered owner of                      Depositary Shares (“Depositary Shares”) ($[        ] notional amount), each Depositary Share representing 1/10th of one share of Perpetual 3.500% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series I, $1.00 par value per share and liquidation preference of $10,000 per share (the “Stock”), of M&T Bank Corporation, a corporation duly organized and existing under the laws of the State of New York (the “Company”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement dated as of August 17, 2021 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of Receipts for Depositary Shares. By accepting this Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual, electronic or facsimile signature of a duly authorized officer and, if a Registrar in respect of the Receipts (other than the Depositary) shall have been appointed, by the manual, electronic or facsimile signature of a duly authorized officer of such Registrar.

Dated:

Computershare Inc. and Computershare Trust Company, N.A., acting jointly as Depositary		Computershare Trust Company, N.A., as Registrar

By:		By:
	Authorized Signatory		Authorized Signatory

[FORM OF REVERSE OF RECEIPT]

M&T BANK CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH REGISTERED HOLDER OF RECEIPTS WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OF THE CERTIFICATE OF AMENDMENT WITH RESPECT TO THE PERPETUAL 3.500% FIXED-RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES I, OF M&T BANK CORPORATION. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE DEPOSITARY NAMED IN THIS RECEIPT.

The Company will furnish without charge to each stockholder who so requests the designations, relative rights, preferences and limitations of the shares of all classes and series of stock of the Company, including the authority of the Company’s board of directors to designate and fix the relative rights, preferences and limitations of any other series in the future. Such request may be made to the Company.

The following abbreviations when used in the instructions in this receipt shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM – as tenant in common	UNIF GIFT MIN ACT –
Custodian
(Cust) (Minor)

TEN ENT – as tenants by the entireties	Under Uniform Gifts to Minors Act

JT TEN – as joint tenants with right of survivorship and not as tenants in common
(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

For value received,                      hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE, AS APPLICABLE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS

INCLUDING POSTAL ZIP CODE OF ASSIGNEE

                     Depositary Shares, represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint                     Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated
NOTICE: The signature to the assignment must correspond with the name of the owner as written upon this Receipt in every particular, without alteration or enlargement

SIGNATURE GUARANTEED

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

EXHIBIT B

Certificate of Amendment

B-1